EXHIBIT 99.1


[GRAPHIC OMITTED]                                              Investor Contact:
                                                                    Allison Good
                                          The Smith & Wollensky Restaurant Group
                                                             Phone: 212-838-2061
                                                           Email: agood@swrg.com



                  Smith & Wollensky Announces Continuing Review
            of Accounting for Operating Leases and Gift Certificates


New York, April 19, 2005 - The Smith & Wollensky Restaurant Group, Inc. (Nasdaq:
SWRG) today announced that the Company has had to miss the extended deadline for the filing of its Form 10K for the year ending January 3, 2005 to allow adequate time for the Company's independent registered public accounting firms to complete their review of the accounting treatment of the Company's operating leases and gift certificates. As a result, the Company has had to postpone its fourth quarter and full year earnings announcement scheduled for today.

The Company plans to file the Annual Report on Form 10K as soon as the review by both firms is completed.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates five other restaurants in New York, including Cite, Maloney & Porcelli, Manhattan Ocean Club, Park Avenue Cafe, and The Post House.


Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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